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                              NORTHSTAR/NWNL TRUST
                        NORTHSTAR INCOME AND GROWTH FUND

                              SUBADVISORY AGREEMENT

AGREEMENT made this day of August, 1996 by and between Northstar Investment Management Corporation, a Delaware Corporation (hereinafter the "Adviser"), investment adviser for the Northstar Income and Growth Fund, a series of the Northstar NWNL Trust (the "Trust") (hereinafter the "Fund") and Wilson/Bennett Capital Management, Inc., a Virginia corporation (hereinafter the "Subadviser").

WHEREAS, the Adviser has been retained by the Trust, an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment advisory services to the Fund pursuant to an Investment Advisory Agreement dated May 2, 1994 (the "Investment Advisory Agreement"); and

WHEREAS, the Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, and the Fund's shareholders have approved the appointment of the Subadviser to perform certain investment advisory services for the Fund pursuant to this Subadvisory Agreement with the Adviser and the Subadviser is willing to perform such services for the Fund;

WHEREAS, the Subadviser is or will be registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") prior to performing its services for the Fund under this Agreement;

NOW THEREFORE, in consideration of the promises and mutual convenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

1. Appointment. The Adviser hereby appoints the Subadviser to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Duties of Subadviser. The Adviser hereby authorizes Subadviser to manage the investment and reinvestment of cash and investments comprising those assets of the Fund which are designated by the Adviser for investment in common stocks (the "Assets"), with power on behalf of and in the name of the Fund at Subadviser's discretion; subject at all time to the supervision of the Adviser and the Trustees of the Trust:

          (a) to direct the purchase, subscription or other acquisition of investments and to direct the sale, redemption, and exchange of the Assets, subject to the duty to render to the Trustees of the Trust, the Adviser and the Custodian such written reports regarding the Assets as often as the Trustees or the Adviser of the Fund shall reasonably require; provided however that all investment decisions and orders shall be communicated to the Adviser, who shall select brokers and dealers to execute such purchase and sell orders.

          (b) to make all decisions relating to the timing of investment transactions relating to the Assets, and to engage such consultants, analysts and experts in connection therewith as may be considered necessary or appropriate;

         (c) to take all such other actions as may be considered necessary or appropriate to discharge its duties thereunder;

PROVIDED THAT any specific or general directions which the Trustees of the Fund or the Adviser may give to the Subadviser with regard to any of the foregoing powers shall, unless the contrary is expressly stated herein, override the general authority given by this provision.


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The Adviser shall monitor and review the performance of the Subadviser under this Agreement, including but not limited to the Subadviser's performance of the duties delineated in subparagraphs (a)-(d) of this provision.

The Subadviser further agrees that, in performing its duties hereunder, it will

           (a) coordinate with the Adviser to (i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, the Prospectus and Statement of Additional Information for the Fund, and with any applicable procedures adopted by the Trustees in writing and made available to Subadviser; (ii) manage the Assets in accordance with the investment requirements for regulated investment companies under Subchapter M of the Code and regulations issued thereunder; and (iii) review on a daily basis and confirm as accurate the valuations of the securities comprising the Assets.

           (b) furnish to the Trust whatever non-proprietary reports it may reasonably request with respect to the Assets or contemplated investments. In addition, the Subadviser will keep the Trust and the Trustees informed of developments materially affecting the Assets and shall, on the Subadviser's own initiative, furnish to the Trust from time to time whatever information the Subadviser believes appropriate for this purpose;

         (c) make available to the Fund's administrator, Northstar Administrators Corp. (the "Administrator"), the Adviser, and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Assets as may be required to assist the Adviser, the Administrator and the Trust in their compliance with applicable laws and regulations. The Subadviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

         (d) immediately notify the Adviser and the Trust in the event that the Subadviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Subadviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Trust's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Trust, the Fund, Adviser, Administrator and their affiliates shall likewise immediately notify the Subadviser if any of them become aware of any regulatory action of the type described in this subparagraph 2(d).

3. Allocation of Charges and Expenses. The Subadviser shall pay all expenses associated with the management of its business operations in performing its responsibilities hereunder, including the cost of its own overhead, research, compensation and expenses of its directors, officers and employees, and other internal operating costs.

4. Compensation. The Subadvisor agrees to waive all compensation until the Fund's net assets exceed $50 million. After the Fund's net assets exceed $50 million, the Adviser will pay the Subadviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to 0.20 of 1% of the first $125 million of the average daily net asset value of the Assets; 0.25 of 1% of the net asset value of the Assets exceeding $125 million up to $250 million; and 0.30 of 1% of the average daily net asset value of the Assets exceeding $250 million as compensation for the advisory services provided by the Subadviser under this Agreement. The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Fund's Declaration of Trust and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be


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the value of its net assets as of the close of regular trading on the New York
Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Subadviser's compensation is payable pursuant to this Section, the Subadviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

5. Books and Records. The Subadviser agrees to maintain such books and records with respect to its services to the Trust and the Fund as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by applicable laws or regulations. The Subadviser also agrees that records it maintains and preserves pursuant to Rules 31a-2 under the 1940 Act (excluding trade secrets or intellectual property rights) in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request and the Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

6. Standard of Care and Limitation of Liability. The Subadviser shall exercise its best judgment and reasonable care in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund or the holders of the Fund's shares or by the Adviser in connection with the matters to which this Subadvisory Agreement relates, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadviser against liability to the Trust or the Fund or to holders of the Fund's shares or to the Adviser to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 6, the term "Subadviser" shall include any officers, directors, employees or other affiliates of the Subadviser performing services for the Fund.

7. Services Not Exclusive. It is understood that the services of the Subadviser are not exclusive, and that nothing in this Subadvisory Agreement shall prevent the Subadviser, its affiliates or its or their officers, directors and employees from providing similar services to other clients or from engaging in other investment advisory activities; provided however, that the Subadviser agrees that it shall not provide investment advisory services to any other investment company clients (whether or not the investment objective and policies are similar to those of the Fund). The Subadviser is not required to recommend to the Fund the same investments it recommends to its other clients. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Subadviser provides any advice to its clients concerning the shares of the Fund, the Subadviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

8. Duration and Termination. This Subadvisory Agreement shall continue in effect for a period of two years unless sooner terminated as provided herein. Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty by the Fund or Adviser upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Subadviser, or (b) by the Subadviser without cause at any time without penalty, upon (60) days' written notice to the Trust or Adviser. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940
Act) or the assignment or termination of the Investment Advisory Agreement.

9. Amendments. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no material amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the


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outstanding voting securities of the Fund, and (ii) a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

10. Indemnification. (a) The Adviser hereby agrees to indemnify the Subadviser from and against all liabilities, losses, expenses, ,reasonable attorneys' fees and costs (other than attorneys' fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys fees and costs or damages arising from the Subadviser failing to meet the standard of care required hereunder in the performance by the Subadviser of, or its failure to perform, the services required hereunder), arising from the Adviser's (its affiliates and their respective agents and employees) failure to perform its duties or assume its obligations hereunder, or from its wrongful actions or omissions, including but not limited to any claims for non-payment of advisory fees; claims asserted or threatened by any shareholder of the Trust, governmental or regulatory agency, or any other person; claims arising from any wrongful act by the Trust or the Fund or any of their trustees, officers, employees, or representatives, or by the Adviser, its officers, employees or representatives, or from any actions by any representative of the Trust or the Fund; any action or claim against the Subadviser based on any alleged untrue statement or misstatement of material fact in any registration statement, prospectus, shareholder report or other information or materials covering shares filed or made public by the Trust on behalf of the Fund or any amendment thereof or supplement thereto, or the failure or alleged failure to state therein a material fact required to be stated in order that the statements therein are not misleading, provided that such claim is not based upon information provided to the Adviser by the Subadviser or approved by the Subadviser in the manner provided in paragraph 12(b) of this Agreement, or which facts or information the Subadviser failed to provide or disclose. With respect to any claim for which the Subadviser shall be entitled to indemnity hereunder, the Adviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Subadviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Adviser first receiving a written undertaking from the Subadviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Subadviser was not entitled to indemnification hereunder in respect of such claim.

         (b) The Subadviser hereby agrees to indemnify the Adviser, its affiliates, the Trust and the Fund from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs (other than attorneys' fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys' fees and costs or damages arising from the Adviser's failure to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) arising from Subadviser's (its affiliates, and their respective agents and employees) failure to perform its duties and assume its obligations hereunder, or from any wrongful act of Subadviser or its failure to act in performing this Agreement, including any action or claim against the Adviser based on any alleged untrue statement or misstatement of a material fact made or provided by and with the consent of Subadviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Trust or the Fund and shares issued by the Trust or the failure or alleged failure to state a material fact therein required to be stated in order that the statement therein is not misleading, which fact should have been made or provided by the Subadviser to the Adviser. With respect to any claim for which the Adviser is entitled to indemnity hereunder, the Subadviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Adviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Subadviser first receiving a written undertaking from the Adviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Adviser was not entitled to indemnification hereunder in respect of such claim.

         (c) In the event that the Subadviser or Adviser is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify the other party thereof. After becoming notified of the same, the party from whom indemnification is sought shall be entitled to participate in any such action or proceeding and shall assume any payment for the full defense thereof with counsel reasonably satisfactory to the party seeking indemnification. After properly assuming the defense thereof, the party from whom indemnification is sought shall not be liable hereunder to the


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other party for any legal or other expenses subsequently incurred by such party in connection with the defense thereof, other than damages, if any, by way of judgment, settlement, or otherwise pursuant to this provision. The party from whom indemnification is sought shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld.

11. Independent Contractor. Subadviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. Likewise, the Trust, the Fund, the Adviser, and their respective affiliates, agents and employees shall not be deemed agents of the Subadviser and shall have not authority to bind Subadviser.

12. Use of Name. (a) The Trust, on behalf of the Fund, and the Fund may, subject to sub-clause (b) below, use the name, "Wilson/Bennett Capital Management, Inc." or any component, abbreviation or other name derived therefrom for promotional purposes only for so long as this Agreement (or any extension, renewal or amendment thereof) continues in force, unless the Subadviser shall specifically consent in writing to such continued use thereafter. Any permitted use by the Trust or Fund during the term hereof of the name of the Subadviser or any of its principals, or any derivative thereof, shall in no way prevent the Subadviser or any of it shareholders or any of their successors, from using or permitting the use of such name (whether singly or in any combination with any other words) for, by or in connection with an entity or enterprise other than the Trust or the Fund.. At the conclusion of this Agreement or in the event of any termination of this Agreement or if the Subadviser's services are terminated for any reason, each of the authorized parties and their respective employees, representatives, affiliates, and associates agree that they shall immediately cease using the name and/or any derivatives of said name for any purpose whatsoever.

         (b) The Adviser and its affiliates shall not publish or distribute, and shall cause the Fund not to publish or distribute to Fund shareholders, prospective investors, sales agents or members of the public any disclosure document, offering literature (including any form of advertisement or other solicitation materials calculated to lead investors to subscribe for and purchase shares of the Fund) or other document referring by name to the Subadviser, unless the Subadviser shall have consented in writing to such references in the form and context in which they appear; provided however, that where the Fund timely seeks to obtain approval of disclosure contained in any documents required to be filed by the Fund, and such approval is not forthcoming on or before the date on which such documents are required by law to be filed, the Subadviser shall be deemed to have consented to such disclosure.

13. Miscellaneous. (a) This Subadvisory Agreement shall be governed by the laws of the State of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. In the event of any litigation in which the Adviser and the Subadviser are adverse parties and there are no other parties to such litigation, such action shall be brought in the United States District Court for the State of Massachusetts located in Boston, Massachusetts.

         (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

14. Notices. Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth therein during normal business hours, or delivered or sent by prepaid registered mail, express mail or by facsimile to the parties at such offices or such other address as may be notified by either party from time to time. Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter at the expiration of seventy-two (72) hours after posting; in the case of express mail, within twenty-four (24) hours after dispatch; and in the case of facsimile, immediately on dispatch, and if delivered outside normal business hours it shall be deemed to have been received at the next time after



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delivery or transmission when normal business hours commence. Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting. 15. Attorney's Fees. In the event of a material breach of this Agreement by any party hereto, the prevailing party, as determined by the trier of fact, shall be entitled to reasonable attorneys' fees and costs as determined by the court in such action, in addition to any other damages awarded.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year set forth above.


NORTHSTAR INVESTMENT MANAGEMENT       WILSON/BENNETT CAPITAL MANAGEMENT, INC.




By:_______________________________            By:_______________________________
         Mark L. Lipson                                John W. Fisher
         Chairman and CEO                              President


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